Exhibit 10.3

Brussels, June 29, 2006

To:

Greif Italia S.p.A

Via A.Vespucci, 1

20066 Melzo Milan

Italy

Attention Michel Verholen

Dear Sirs,

WHEREAS:

1. GREIF ITALIA S.p.A. in its capacity as Seller and Servicer, GREIF BELGIUM BVBA in its capacity as Master Servicer and ING BANK NV, Milan branch, in its capacity as Purchaser and Transaction Administrator (the Bank and together with the Seller, the Servicer, the Transaction Administrator and the Master Servicer, the Parties) have on 28th October, 2005 entered into a Receivables Purchase Agreement (the RPA) pursuant to which, inter alia, the Parties have agreed the terms and the conditions relating to the sale of the Seller’s trade receivables.

2. The Parties wish to amend the RPA in accordance with the terms and conditions set forth hereunder (the Amendment Agreement).

NOW IT IS HEREBY AGREED AS FOLLOWS:

The Parties hereto hereby agree for themselves and for the benefit of their successors and permitted assigns that, on and with effect from the date of June 29, 2006, the RPA shall be amended as set out below.

1.	Amendments to the RPA

1. Definitions

Available Amount : to be replaced with “shall have the meaning as ascribed to such term in Enclosure IV”

Collection : at the end of the definition add “all indemnities received pursuant to the Credit Insurance Contract”

Conical Obligors : replace the existing definition with “Italian Conical Obligor means each Obligor working in the food industry for the packaging of vegetables and fruit products and buying conical shaped steel drum”

Conical season : add the following “Conical Season means the season starting in April and ending in March.

Credit Insurance Contract : add the definition “Credit Insurance Contract means the existing insurance contract entered into by the seller with the Credit Insurance Company as of the execution of this Amendment

Credit Insurance Company : add the definition “Credit Insurance Company means Coface Belgium.

Daily Sales Outstanding (D.S.O) : to be added : “ equals to :

(the Outstanding Nominal Value of the Global Portfolio on the last day of the relevant Data Period + the Outstanding Nominal Value of the Global Portfolio of the 2 previous months each time as existing on the last day of the relevant Data Period) * 90

___________________________________________________________________________________

(the Portfolio of the concerned Data Period + the Portfolio of the 2 previous Data Periods )* 3

Decrease of GIPP : to be replaced with “has the meaning set out in Enclosure IV

Default Reserve : to be replaced with “Default Reserve Rate has the meaning set out in Enclosure IV”

Deferred Purchase Price (“DPP”) : delete “Spreadsheet Programme” and replace with “calculated in accordance with Enclosure IV .”

Dilution Reserve : to be replaced with “Dilution Reserve Rate has the meaning set out in Enclosure IV”

Factor : add the definition “Factor means Mediofactor

Factoring Agreement : add the definition “Factoring Agreement means the factoring agreement as existing between the Seller and the Factor as of the date of execution of the Amendment.

Global Deferred Purchase Price (“GDPP”) : to be replaced with “means, at any time, the Global Portfolio minus the GIPP and is calculated in accordance with Enclosure IV.”

Incremental Initial Purchase Price : to be added “means the meaning set out in Enclosure IV.”

Ineligible Reserve : to be deleted

Instalment of GDPP : to be replaced : “means the balance of the Available Amount after the payments and allocations made pursuant to Clause 11.1. (a) to (i) or, as the case may be, pursuant to Clause 11.2 (a) to (k).”

Maximum Programme Amount: to be added : means EUR 23,000,000.

Minimum Initial Purchase Price : to be added “means the meaning set out in Enclosure IV;”

Other Reserve Rate : to be added “has the meaning set out in Enclosure IV.”

Outstanding Global Conical Receivables : add the definition “Outstanding Global Conical Receivables means the sums of the receivables outstanding on all Italian Conical Obligors and the receivables outstanding on Conical Obligors as defined in the amendment to the Pan-European Receivables Purchase Agreement.”

Outstanding Global Conical Receivables Limit : add the definition “Outstanding Global Conical receivables Limit means euro 18 million or an amount as reviewed at each anniversary date of this Amendment.”

Programme Amount : to be deleted.

Spreadsheet Programme : to be deleted.

Yield Reserve : to be replaced with “Yield Reserve Rate”.

2. Purpose of the Agreement

2.5 : add the following : “The Purchaser may stop the purchase of Receivables on Italian Conical Obligors for the present Conical Season in case the Limit of Liability as defined in the Credit Insurance Contract is utilised in excess of 50%.

3. Purchase Dates

3.5 : add the following : “The Purchase Date following the execution of this Amendment shall not take place before the delivery by the Seller to the Purchaser of the executed version of the Credit Insurance Contract.

6. Determination of the Purchase Price

6.2 : to be replaced with “The determination of the IPP and the DPP shall be made in accordance with the calculation principles included in Enclosure IV.

7. The Initial Purchase Price and Global Initial Purchase Price

7.1 & 2 : to be replaced with “The IPP is calculated on each Calculation Date in accordance with the Enclosure IV and is paid according to Clause 11 and 12.2.”

7.2 : to be replaced with “At any Calculation Date the GIPP will be calculated in accordance with the Enclosure IV.”

8. The Global Deferred Purchase Price

8.1 : to be replaced with “At any Calculation Date the GDPP applicable to the Global Portfolio will be calculated in accordance with Enclosure IV.

8.2 : “in accordance with Spreadsheet Programme” to be deleted at the end of &.

11. Waterfall

11.1 : to be modified “Prior to the occurrence of a Termination Date and in accordance with Enclosure IV, the Available Amount.…

(e) : to be replaced with “to allocate to the Minimum Initial Purchase Price”

(j) : to be added : “to allocate to the Incremental Initial Purchase Price if any

(k) : to be added : “to allocate to the Instalment of the GDPP”

11.2 : to be modified “After the occurrence of a Termination Date and in accordance with Enlcosure IV the Available Amount.…

(e) : to be replaced with “to allocate to the Minimum Initial Purchase Price”

(f) : to be replaced with “to allocate to any other amount.”

(g) : to be replaced with “to allocate to the Incremental Purchase Price, if any”

(h) : to be replaced with “to allocate to the Decrease of the GIPP if any”

(i) : to be replaced with “to allocate to the Servicing Fee;”

(j) : to be replaced with “to allocate to the Pan-European Cash Deficiency if any”

(k) : to be replaced with “to allocate to the Solidarity Amount if any”

(l) : to be replaced with “subject to clause 8.2, to allocate to the Instalment of the GDPP”.

12. Payments

12.3 (a) : in favour of the Purchaser : add at the end “For avoidance of doubt, indemnities received under the Credit Insurance Contract shall be included in the Collections”.

12.3.(a) : in favour of the Seller : to be replaced with “The Minimum Initial Purchase Price and the Incremental Initial Purchase Price (if any) paid for the Portfolio acquired by the Purchaser.”

16. Undertakings

16.1 (c) : replace the existing undertaking with :

“At least once per calendar year as well as at any time following the occurrence of any event referred to in Clauses 17 and 18, (i) to allow the Transaction Administrator and its agents or representatives to enter the premises at which they carry on business to carry out a due diligence and in this framework inspect, verify, check, remove and take copies (at the expenses of the Originator and the Servicer) of any books, orders, accounts, records, correspondence documents regardless of the medium on which they are contained in respect of the Assigned Receivables and their ancillary rights and (ii) to implement in the timeframe communicated by the Transaction Administrator and its agents or representatives any recommendation relating to any of their obligation under this Agreement issued by the Transaction Administrator and its agents or representatives following the above-mentioned due diligence.”

17. Acceleration

17.1. (a) : modify the figure of Euro 1.000.000 with Euro 100.000.

18. Termination

18.1.(c) (iv) : to be replaced with “the Monthly Default Ratio calculated in accordance with Enclosure IV and stated in the Transaction Administration Report exceeds 5.3%.

18.1.(c) (v) : to be replaced with “the Monthly Dilution Ratio calculated in accordance with Enclosure Iv and stated in the Transaction Administration Report exceeds 5.5%.”

18.1 (c) (vi) : modify the number of days with 200 days.

18.1.(e) : add the following : “The termination event of article 18.1.(b)(ii), 18.1.(c) (iv), (v), (vi) will be reviewed by the Purchaser at the 1st anniversary of the Amendment and if inadequate it will be adapted as the case may be.”

Schedule 1

Part 1 : Eligibility Criteria for Purchase

1.17 : replace with “With respect to a Receivable on an Italian Conical Obligor, it is covered under the Credit Insurance Contract

1.33 : add the following : “the Receivable is not owed by an Italian Conical Obligor that has receivables outstanding under the Factoring Agreement.”

1.34 : add the following : “With respect to a Receivable on an Italian Conical Obligor, the purchase of such a Receivable docs not make the Outstanding Global Conical Receivables exceed the Outstanding Global Conical Receivables Limit”

Part 2 : Eligibility Criteria for Calculation of GIPP

1.2 (a) : special limit to ICI to be modified : EUR 6 mio

Schedule 3 : Transaction Administration Report

To be added between Portfolio and Initial Purchase Price : “Opening GIPP”

Schedule 4 : Calculation of Purchase Price

To be added :

1. General principles

Based on the data provided by the Originator in accordance with Clause 4.1 (the “Data”), the Transaction Administrator shall calculate the purchase price for the Portfolio and the amounts of the other items included in clauses 6, 7, 8, 10, 11, 12, 14, and 21 of the Agreement on the basis of the calculation principles listed in this enclosure.

After having checked the consistency of the Data, the Transaction Administrator shall on each Calculation Date compute the following payments and internal allocations as defined in subheading 3 below and Enclosure VI bis:

A.	The Eligible Receivables for Calculation of the GIPP

B.	The Total Reserve Rate

C.	The Theoretical Global Initial Purchase Price and the Theoretical Global Deferred Price

D.	The variation of the GIPP

E.	the Available Amount

F.	The Deferred Purchase Price and Initial Purchase Price

G.	The Global Initial Purchase Price and the Global Deferred Purchase Price

In case of bi-monthly settlements, the Transaction Administrator shall calculate the Total Reserve Rate only on one out of two consecutive Calculation Dates and this on the basis of the aggregated Data of the Data Period and the Preceding Data Period (totalling a period of one month).

Said calculated Total Reserve Rate shall be applied for two consecutive Calculation Dates, including the Calculation Date on which said Total Reserve Rate is calculated.

2. Applying the Available Amount

Subsequent to performing the calculations listed above, the Transaction Administrator shall apply the Available Amount to the relevant payments or internal allocations in accordance with the applicable order of priority included in clause 11 of the Agreement.

3. The calculation principles

A. The Eligible Receivables for Calculation of the GIPP

On the basis of the provided Data, the Transaction Administrator shall calculate the Eligible Receivables for Calculation of the GIPP (the “E.R.C.G.”) in accordance with Enclosure I of the present Agreement.

B. The Total Reserve Rate

The Total Reserve Rate (“R”) is the sum of the Default Reserve Rate, the Dilution Reserve Rate, the Yield Reserve Rate and Other Reserves Rate (if any) and shall be calculated in accordance with the calculation methods listed hereinafter.

B.1. The calculation method for the Default Reserve Rate

The Default Reserve Rate is the higher of

•	the Default Reserve Floor; and

•	Default Ratio * Loss Horizon Ratio * the Default Stress Factor

where:

•	The ‘Default Reserve Floor’ is the minimum - expressed as a percentage - level of the ‘Default Reserve Rate’.

•

The ‘Default Stress Factor’ is a multiplier set in function of targeted credit rating for the Default Reserve Rate, in accordance with Standard & Poor’s (“S&P”) methodology. The applied Default Stress Factor is listed in Enclosure IV bis.

•	The ‘Default Ratio’ is the greatest three-month moving average of the Monthly Default Ratio over the previous 12 months.

•	The ‘Monthly Default Ratio’ is calculated as follows:

Defaulted Receivables Proxy
Sales Generating the Defaulted Receivables Proxy

•	Where

•

the “Defaulted Receivables Proxy” includes the receivables between W and W plus 30 days past due ; “W” is determined by the Transaction Administrator in accordance with a decrease in the probability of payment of the aged receivables. The applied “W” is listed in Enclosure IV bis.

•

The “Sales Generating the Defaulted Receivables Proxy” are the sales of the Data Period during which the receivables included in the Defaulted Receivables Proxy were generated; i.e. the sales generated in the Data Period which ended on or about “X” days before the Cut Off Date of the relevant Calculation Date.

•

“X” is equal to the rounding up or down to the closest multiple of 30 of the sum of (i) the Weighted Average Contractual Payment term of the purchased receivables (in days) - as determined by the Transaction Administrator following the initial due diligence and reviewed during (and possibly adjusted as a result of) the annual due diligence - and (ii) W. The applied Weighted Average Contractual Payment Term is listed in Enclosure IV bis.

•	The Loss Horizon Ratio of a Data Period is calculated as follows:

Cumulated monthly sales over the Adjusted Loss Horizon * Loss Rolling Sales Adjustment Factor
E.R.C.G.

where

The “Adjusted Loss Horizon” is equal to the rounding up or down of the Loss Horizon to the closest multiple of 30

The “Loss Horizon” is equal to “Y” increased with 30 days.

“Y” is equal to the sum of (i) the Weighted Average Contractual Payment Term, and (ii) the period from the due date until the receivables are no longer eligible for the calculation of the GIPP in accordance with Enclosure I.

The “Loss Rolling Sales Adjustment Factor” is equal to the Loss Horizon divided by the Adjusted Loss Horizon.

B.2. The calculation method for the Dilution Reserve Rate

The Dilution Reserve Rate is the sum of the Dynamic Dilution Reserve Rate and the Non-Stressed Dilution Reserve Rate.

B. 2.1 The Dynamic Dilution Reserve Rate is the higher of

•	the “Dilution Reserve Floor”; and

•	[(Dilution Stress Factor * Expected Dilution) + Dilution Volatility Factor ] * Dilution Horizon Ratio,

where:

•	The Dilution Reserve Floor is the minimum - expressed as a percentage - level of the ‘Dynamic Dilution Reserve Rate’;

•

The “Dilution Stress Factor” is a multiplier set in function of targeted credit rating for the Dilution Reserve Rate in accordance with S&P’s methodology. The applied Dilution Stress Factor is listed in Enclosure IV bis.

•	The “Expected Dilution” corresponds to the average of the Monthly Dilution Ratio over a 12 month period;

•	The Monthly Dilution Ratio is calculated as follows:

Dilution of the Data Period
Sales generating the Dynamic Dilution of the Data Period

•	where:

•

the “Sales generating the Dilution of the Data Period” are the sales generated in the Data Period to which the Dilution of the Data Period of the relevant Calculation Date is related, i.e. the sales generated in the Data Period which ended on or about “Z” days before the Cut Off Date of the relevant Calculation Date.

•

“Z” is equal to the rounding up or down to the closest multiple of 30 of the average period between the issuance of an invoice and the issuance of a related credit note (or equivalent) as determined by the Transaction Administrator following the initial due diligence and reviewed during (and possibly adjusted as a result of) the annual due diligence. The applied “Z” is listed in Enclosure IV bis.

The Dilution Volatility Factor is calculated as follows

Deviance * Gross up Factor

where:

•

The “Deviance” is the amount by which the maximum over the previous 12 months of the moving average over the Dilution Horizon of the Monthly Dilution Ratio (“Dilution Spike”) exceeds the Expected Dilution.

The Deviance is calculated as follows:

Dilution Spike – Expected Dilution

•	The “Gross up Factor” is calculated as follows:

Dilution Spike
Expected Dilution

•	The Dilution Horizon Ratio is calculated as follows:

Sum of the monthly sales over the Adjusted Dilution Horizon * Dilution Rolling
Sales Adjustment Factor

where:

•	The “Adjusted Dilution Horizon” is equal to the rounding up or down of the Dilution Horizon to the closest multiple of 30.

•	The “Dilution Horizon” is equal to “Z” increased with 30 days.

•	The “Dilution Rolling Sales Adjustment Factor” is equal to the Dilution Horizon divided by the Adjusted Dilution Horizon.

B.2.2. The Non-stressed Dilution Rate

The “Non-Stressed Dilution Rate” amounts to the non-stressed outstanding dilution figures (e.g. outstanding bonuses) reported in the Data divided by the E.R.C.G.

B.3. The calculation method for the Yield Reserve Rate

The Yield Reserve Rate is the higher of

•	the Yield Reserve Floor; or

•	the Yield Reserve Rate.

where the Yield Reserve Rate amounts to sum of the Reserve Rate for Costs and Reserve Rate for the Backup Servicing Fee.

B.3.1. Reserve Rate for Costs

where:

•	The “Reserve Rate for Costs” is equal to

[(a+b+c+d)* Assumed Liquidation Period]/ E.R.C.G

where

“a” is calculated as follows:

[(EURIBOR stress factor * EURIBOR) + Applicable Margin] * Maximum Financed Amount

where

•	The Applicable Margin is listed in Enclosure VI.

•	The applied EURIBOR stress factor is listed in Enclosure IV bis.

•	The Maximum Financed Amount is the lower of:

•	Maximum Programme Amount; or

•	(1 - sum of the (i) Default Reserve Floor, (ii) Dilution Reserve Floor, (iii) Yield Reserve Floor and (iv) the Other Reserve Floor (if any)) * E.R.C.G.

“b” is calculated as follows:

Administration Fee Rate * Global Portfolio * 30/360

The applied Administration Fee Rate is listed in Enclosure VI.

“c” is calculated as follows:

Commitment Fee Rate * (Maximum Programme Amount as applicable on the preceding Calculation Date – Opening GIPP) * 30/360 where:

•	The applied Commitment Fee Rate is listed in Enclosure VI.

•	The “Opening GIPP” is equal to the GIPP of the previous Data Period as stated in the Transaction Administrator Report.

“d” is calculated as follows:

Sum for each Important Obligor listed in clause 1.2 of the Eligibility Criteria for Calculation of the GIPP of the following result:

(Amount for Fee * Concentration Fee Rate)

where:

•	the Amount for Fee is defined in Enclosure IV bis.

•	the Concentration Fee Rate are listed in Enclosure VI.

the “Assumed Liquidation Period” is calculated as follows:

(Liquidation Stress Factor * D.S.O.) / 30

where the “Liquidation Stress Factor” is a multiplier set in function of the required credit rating for the Yield Reserve Rate in accordance with S&P’s methodology. The applied Liquidation Stress Factor is listed in Enclosure IV bis.

B.3.2. The Reserve Rate for the Backup Servicing Fee

•	The “Reserve Rate for the Backup Servicing Fee” is calculated as follows

Assumed Liquidation Period * Backup Servicing Fee Rate for the Yield Reserve * Global Portfolio * 30/360

where:

•	The “Backup Servicing Rate Fee for the Yield Reserve” is listed in Enclosure IV bis

C. The Theoretical Global Deferred Price (the “ThGDPP”) and the Theoretical Global Initial Purchase Price (the “ThGIPP”)

C.1.The Theoretical Global Deferred Purchase Price (the “ThGDPP”)

The ThGDPP is the sum of the following elements:

•	The “Ineligible Receivables for calculation of the GIPP” which is obtained by subtracting the E.R.C.G. from the Global Portfolio;

•

The “Reserve in Eligible Receivables for financing” which is the sum of the Default Reserve Rate, the Dilution Reserve Rate, the Yield Reserve Rate and Other Reserve Rate (if any) applied to the E.R.C.G.;

•	An “Additional Reserve” which is the maximum between zero and the result of the following calculation:

[(E.R.F.* (1-R) – Maximum Programme Amount)]

C.2. The Theoretical Global Initial Purchase Price (the “ThGIPP”) applicable to the current Data Period.

The ThGIPP is equal to the lower of the following amounts:

•	E.R.C.G. * [1-R]; or

•	the Maximum Programme Amount.

D. The variation of the GIPP

The “Variation of the GIPP” is calculated as follows:

Variation of the GIPP=ThGIPP – Opening GIPP

•	In case the variation of the GIPP is greater than zero, said result will be referred to as the “Increase of GIPP”.

•	In case the variation of the ThGIPP is less than zero, said result will amount be referred to as the “Decrease of the GIPP”.

E. The Available Amount

The Available Amount is equal to the sum of the following items

•	the Total Collections of the Data Period

•	Late Interest Collections of the Data Period (if any)

•	Indemnities to be paid by the Originator and/or Servicer (if any)

•	The Increase of the GIPP (if any)

F. The Deferred Purchase Price (the “DPP”) and the Initial Purchase Price (the “IPP”)

The DPP is calculated as follows:

DDP= Portfolio – IPP

where

•

the IPP is equal to the part of the Available Amount that could be allocated to the payment of the Minimum Initial Purchase (the “MinIPP”) and the Incremental Initial Purchase Price (the “IncrlPP”) in accordance with clause 11 of the Agreement.

•	the MinIPP is calculated as follows:

MinIPP= ThIPP * (1-MaxDPPrate)

where

•	The applied MaxDPPrate is listed in Enclosure IV bis

•	The Theoretical Initial Purchase Price (the “ThIPP”) is calculated as follows

ThIPP= Portfolio * (1-R)

•	The IncrIPP is calculated as follows

IncrIPP= ThIPP – MinIPP

G. The Global Initial Purchase (the “GIPP”) and the Global Deferred Purchase Price (the “GDPP”)

The GIPP is calculated as follows

GIPP(t)= Opening GIPP + IPP – allocation to the Decrease of the GIPP

For the first Calculation Date the Opening GIPP amounts to zero and the GIPP is equal to the IPP

The GDPP is calculated as follows

GDPP= Global Portfolio – GIPP

Schedule 4 bis : Calculation Specificities and applied parameters for the calculation of the Purchase Price

To be added :

1.	Applied parameters for the calculation of the purchase price

Amount for Fee means the highest of (i) 6,000,000 less 1/5 x Default Reserve Floor x Global Portfolio

Backup Servicing Fee for the Yield Reserve Rate means 40 basis point pa

Default Reserve Floor means 9%

Default Stress Factor means 2.25%

Dilution Reserve Floor means 4%

Dilution Stress Factor means 2.25%

Liquidation Stress Factor means 2

Max DPP rate means 50%

Other Reserves Rate(s) means zero

Weighted Average Contractual Payment Terms means 80

W means 90 days

X means 180 days

Y means 140 days

Yield Reserve Floor means 1%

Z means 30 days

2.	Calculation Specificities

The calculation specificities listed hereafter modify and/or complete the calculation principles listed in Enclosure IV.

•	There settlements occur on a bi-monthly basis.

•	The Total Reserve Rate and the Important Obligors are calculated on the basis of the Data of the Combined Portfolio.

•	All other calculations shall be made solely on the basis of the Data relating to the Programme.

Schedule 6 : Charges and other Costs

1. Definitions

Administration Fee Rate means the fee as specified in the Fee Letter and supported by the Seller, deducted from the Total Collections and remitted to the Programme Administrator to cover the administration of the Programme.

Backup Servicing Fee means the backup servicing fee as defined in the Servicing Fee Agreement.

Applicable Margin means the applicable margin as specified in the Fee Letter.

Charges means the sum of (i) the Backup Servicing Fee; (ii) the Costs and (iii) the Servicing Fee, including any value added tax payable by the Purchaser with respect to any servicing Fee payable under this Agreement.

Charges Period means each successive period from and including a Settlement Date to but not including the next following Settlement Date, or such shorter period as the Transaction Administrator may notify following the occurrence of any of the events listed in articles 17 or 18.

Commitment Fee Rate means the commitment fee as specified in the Fee Letter.

Concentration Fee Rate means the concentration fee as specified in the Fee Letter and incurred by the Seller, deducted from the Total Collections and remitted to the Transaction Administrator to cover the risk supported by the Purchaser on the Important Obligors as specified in criteria 2.2.3. of Enclosure I.

Costs means the sum of the (i) the Funding Cost; (ii) the Administration Fee (iii) the Commitment Fee; and (iv) the Administration Fee

Funding Costs means Applicable Margin plus EURIBOR

EURIBOR means in relation to any Purchase, the rate for deposits in Euro for a period equal to the required period, which appears on the Reuters Index Page “Euribor 01” (or such other page on that service or such other service as may, in the Transaction Administrator’s determination, replace it for the purposes of displaying such rate) as of 11:00 a.m., Brussels time, on the relevant quotation date. If such rate does not appear on the Reuters Index page Euribor 01, the rate for that period will be determined on the basis of the rates at which deposits Euro are offered by the reference banks at approximately 11:00 a.m., Brussels time, on the relevant Quotation date to prime banks in Euro-zone interbank market for a period equal to the period considered and for deposits in an amount comparable to the amounts concerned.

2. METHOD OF CALCULATION APPLICABLE TO CHARGES AND COSTS

(a)	Charges shall be :

(i)	calculated for a term equal to the Charges Period;

(ii)	calculated on :

•	the GIPP as at the previous Calculation Date for the Funding Costs;

•	the Global Portfolio as existing at the end of the previous Calculation Date for the Servicing Fee and the Backup Servicing Fee, and the Administration Fee;

•

the difference between the maximum limit of the Important Obligor as stipulated in criterium 1.2(c) of Schedule 1 (Part 2) and 1/5 of the Default Reserve Floor times the Global Portfolio, for the Concentration Fee;

•	the Total Commitment Fee * Global Portfolio / Combined Portfolio. The Total Commitment Fee is calculated as follows:

(Sum of the Maximum Programme Amount plus the Maximum Programme Amount of the Italian Programme) * Commitment Fee Rate * number of days in the current Charges Period / 360 days.

(b)	In accordance with the Spreadsheet Program, the Charges will be due as from the first Settlement Date, payable in arrears and taken from the Total Collections according to the priority of allocation defined in Clause Error! Reference source not found, and the Spreadsheet Programme.

(c)	Funding Costs shall accrue at the Purchaser’s costs of funds, which means, for any Charges Period, a percentage determined by the Transaction Administrator based upon the following factors:

EURIBOR (two weeks) plus the Applicable Margin;

any loss or cost incurred by the Purchaser as a result of any reduction of GIPP on a day other than a Settlement Date including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such GIPP;

the cost to the Purchaser of entering into any interest rate of foreign exchange transactions to fund the purchase or the maintenance of GIPP.

(d)	The selection of the source of funding shall in all events be in the sole discretion of the Purchaser.

3. OTHER COSTS

Other Costs means the other net costs incurred by the Purchaser from time to time to enable it to conduct its activities and to perform its duties under this Agreement.

In addition to the rights of indemnification granted to the Purchaser, the Transaction Administrator and the Indemnified Parties under Clause Error! Reference source not found, hereof, the Seller agrees to pay on demand all reasonable costs and expenses of the Transaction Administrator incurred in connection with the preparation, execution, delivery, administration (including periodic auditing as envisaged in Clause Error! Reference source not found, hereof), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Transaction Administrator with respect thereto, and with respect to advising the Purchaser, and the Transaction Administrator as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder and thereunder or in connection herewith and therewith, and all out of pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Transaction Administrator and the Purchaser in connection with the enforcement of this Agreement and the other documents to be delivered hereunder and thereunder or in connection herewith and therewith, including any restructuring or workout of this Agreement, or such documents, or the administration of this Agreement following a Termination Date.

2.	No Novation

This Amendment Agreement shall not create or imply any novation (novazione in the meaning attributed to such expression by Italian Law) to the RPA. The provisions of the RPA, as amended and/or supplemented by this Amendment Agreement, shall remain in full force and effect and nothing herein contained shall be construed as a waiver or modification of existing rights under the RPA, except as such rights are expressly modified hereby.

This Amendment Agreement shall form a part of the RPA which constitutes, together with this Amendment Agreement a single agreement.

The parties hereby agree that any reference to the RPA in any Transaction Documents shall be construed as a reference to the RPA, as amended and supplemented by this Amendment Agreement.

3.	Governing Law - Jurisdiction

This Amendment Agreement shall be governed by, and construed in accordance with Italian law.

Any dispute as to the validity, interpretation, performance or any other matter arising out of this Amendment Agreement shall be subject to the exclusive jurisdiction of the competent courts of Milan.

Signed in two (2) originals in Brussels on June 29, 2006

ING BANK N.V, Milan branch as Purchaser and Transaction Administrator represented by:

Luc Verbeken	Louise Sohier

Greif Italia S.p.A as Seller and Servicer

represented by :

/s/ Adry Kooyman

Greif Belgium BVBA as Master Servicer

represented by:

/s/ Michel Verholen